Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Aurinia Pharmaceuticals Inc. (the Registrant) of our report dated February 24, 2021 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Registrant, which appear in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the references to us under the headings “Experts” in such registration statement.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants

Edmonton, Alberta, Canada

November 19, 2021

PricewaterhouseCoopers LLP

Stantec Tower, 10220 103 Avenue NW, Suite 2200, Edmonton, Alberta, Canada T5J 0K4

T: 780 441 6700, F:780 441 6776, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.